Exhibit 99.1
AFC Reports Financial Performance for Fiscal 2006
Affirms 2007 Guidance and Provides EPS Estimates
ATLANTA, March 14 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, reported results for its fiscal year 2006 which ended December 31, 2006. Fiscal 2006 results included 53 weeks compared to 52 weeks in fiscal 2005.
     Fiscal year 2006 highlights included:
—	Net income was $22.4 million, or $0.75 per diluted share, compared to $149.6 million, or $5.14 per diluted share, in fiscal 2005 during which the Company recognized an after-tax gain of $158.0 million, or $5.43 per diluted share, from the sale of the Company’s former Church’s Chicken(R) brand.

—	Total system-wide sales increased by 7.0 percent compared to 4.8 percent in fiscal 2005.

—	Total domestic same-store sales increased 1.6 percent compared to 3.3 percent in fiscal 2005. Total global same-store sales increased 1.1 percent compared to 2.6 percent in fiscal 2005.

—	Opened 142 new restaurants, an increase of more than 15 percent compared to fiscal year 2005.

—	Repurchased approximately 1.5 million shares of common stock for $20.3 million and reduced outstanding term loan debt by $59.5 million to $130.0 million.
AFC Chief Executive Officer Kenneth Keymer stated, “Strong sales from new restaurant openings, positive same-store sales, and improved operations throughout our system all contributed to better financial results in 2006. Our efforts to build Popeyes’ brand awareness and differentiate ourselves in the marketplace are continuing to produce results, and I would like to thank everyone in our entire system for making 2006 a successful year.”
2006 Financial Performance Review
Total system-wide sales increased by 7.0 percent. This growth was comprised of a 6.9 percent increase in franchisee restaurant sales to $1.66 billion, and an 11.2 percent increase in company-operated restaurant sales to approximately $64.0 million after adjusting for the impact of FIN 46R. The 53rd week in fiscal 2006 contributed approximately 1.8 percent to system-wide sales growth.
Total domestic same-store sales increased 1.6 percent compared to 3.3 percent in the prior year, and total global same-store sales increased 1.1 percent compared to 2.6 percent in the prior year. Company-operated same- store sales increased 9.0 percent, primarily driven by the re-opening of the New Orleans restaurants which were impacted by Hurricane Katrina.
Total revenues were $153.0 million, compared to $143.4 million in the prior year. The $9.6 million increase was comprised of approximately $10.0 million (net of lost franchise royalty revenue) from 13 franchised restaurants the Company acquired in the Memphis and Nashville markets in the second quarter of 2006, approximately $6.1 million from same-store sales increases, a $3.1 million increase in franchise revenues driven by sales from new franchised restaurants, and a $2.5 million increase for the 53rd week. This increase was partially offset by a $9.9 million reduction due to the permanent and temporary closures of company-operated restaurants in the New Orleans market as a result of Hurricane Katrina and a $1.6 million reduction due to the non-consolidation of a franchisee entity in accordance with FIN 46R.
General and administrative expenses were consistent with previous guidance at $48.1 million, a $20.6 million decrease compared to 2005, primarily due to reductions in costs associated with the transition of the AFC corporate center. General and administrative expenses for fiscal 2006 included $3.4 million for stock option expenses and restricted stock awards to existing employees, $3.1 million for spice royalty expense, and $2.7 million for rental expense.
Operating profit was $45.3 million, compared to an operating loss of $6.9 million last year. This improvement was primarily due to a decrease in general and administrative expenses as described above, and a $25.0 million decrease in shareholder litigation and other expenses. The Company also benefited from a $5.1 million increase in franchise revenue. The remaining $1.5 million increase was primarily related to improvements in company operations.
Income tax expense was $12.0 million, yielding an effective tax rate of 35.1 percent, compared to an income tax benefit of $5.3 million in the prior year. The Company estimates its effective tax rate to be 37-38 percent in fiscal 2007.
Income before discontinued operations was $22.2 million, or $0.74 per diluted share, a $30.6 million increase.
Net income was $22.4 million, or $0.75 per diluted share, compared to $149.6 million, or $5.14 per diluted share, for fiscal 2005. This decrease in net income was primarily due to a $158.0 million after-tax gain recognized from the sale of the Company’s former Church’s Chicken(R) brand which occurred at the beginning of fiscal 2005.
The term loan component of the Company’s 2005 Credit Facility was reduced by $59.5 million to $130.0 million, and the Company repurchased approximately 1.5 million shares of its common stock for approximately $20.3 million during fiscal 2006. As of February 25, 2007, there were approximately 29.5 million shares of the Company’s common stock outstanding.
From January 1, 2007 through February 25, 2007, the Company repurchased 136,400 shares of common stock for approximately $2.4 million. As of February 25, 2007, the Company had approximately $44.8 million remaining under its current multi-year repurchase authorization. Under the terms of its current credit facility, the Company has the ability to repurchase up to $7.3 million of additional shares during fiscal year 2007.
The Popeyes system opened 142 new restaurants in fiscal 2006, compared to 123 openings last year. New openings included 100 restaurants domestically and 42 restaurants internationally. The Popeyes system closed 96 restaurants, consisting of 37 units domestically (including 3 permanent closings of company-operated restaurants in the New Orleans market), and 59 units internationally (of which 45 were in Korea).
On a system-wide basis, Popeyes had 1,878 units operating at the end of fiscal 2006. Total unit count was comprised of 1,559 domestic units and 319 international units in 24 foreign countries and two territories. This total unit count included 1,822 franchised and 56 company-operated restaurants, 20 of which were in the New Orleans market.
Fiscal 2007 Guidance
Total domestic same-store sales guidance for fiscal 2007 remains at 1.5- 2.5 percent. In the first quarter, same-store sales growth is expected to be negative and is expected to strengthen throughout the year, as the rollover effect of hurricane markets diminishes and the Company’s new products, operational improvement efforts and promotional strategies continue to gain traction.
Guidance for new openings remains at 165-175 restaurants, with domestic openings comprising more than 60 percent of the total. Excluding company- operated restaurants that remain temporarily closed due to Hurricane Katrina, total restaurant closures are estimated to be 70-80, with 30-40 restaurants in Korea. Net new openings in fiscal 2007 are expected to be in the range of 85- 105, compared to 46 net new openings in fiscal 2006.
The Company also anticipates re-opening 2-3 additional restaurants in the New Orleans market during fiscal 2007. The Company will continue to assess the New Orleans market conditions to determine if or when additional restaurants will be re-opened. The Company continues to be actively engaged in discussions with its insurance carriers to recover its hurricane losses related to business interruption and property losses.
The Company’s general and administrative expenses in fiscal 2007 are expected to be consistent with previous guidance at $48-$50 million, an increase over fiscal 2006 due to additional strategic investments in marketing for national cable advertising, and additional field support to be used for accelerating domestic development, and improving operations and training.
Earnings per diluted share for fiscal 2007 are projected to be in the range of $0.87-$0.91, a 15-20 percent increase compared to $0.75 per diluted share in fiscal 2006.
Mr. Keymer concluded, “In 2007, our team will continue to execute the strategy we have laid out over the past two years to strengthen the Popeye’s brand, improve operations throughout the system, upgrade our imaging, enhance the guest experience, and increase our rate of profitable unit growth. We have made great progress in the last couple of years, and we believe our brand has never been stronger and better equipped to deliver greater value to our shareholders.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on March 15, 2007, to review the results of fiscal 2006 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Fiscal 2006 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of December 31, 2006, Popeyes had 1,878 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations (404) 459-4572 or popeyescommunications@popeyes.com

AFC Enterprises, Inc.
Consolidated Balance Sheets
As of December 31, 2006 and December 25, 2005
(In millions, except share data)

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$6.7	$8.2
Short-term investments	—	30.8
Accounts and current notes receivable, net	12.9	16.9
Prepaid income taxes	7.4	31.4
Other current assets	15.6	16.4
Total current assets	42.6	103.7
Long-term assets:
Property and equipment, net	39.9	37.1
Goodwill	11.7	9.6
Trademarks and other intangible assets, net	52.4	43.9
Other long-term assets, net	16.5	18.4
Total long-term assets	120.5	109.0
Total assets	$163.1	$212.7

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$23.8	$26.1
Other current liabilities	10.9	22.4
Current debt maturities	1.4	14.8
Total current liabilities	36.1	63.3
Long-term liabilities:
Long-term debt	132.6	176.6
Deferred credits and other long-term liabilities	25.6	21.5
Total long-term liabilities	158.2	198.1
Total liabilities	194.3	261.4

Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 29,487,648 and 30,001,877 shares issued and outstanding at December 31, 2006 and December 25, 2005, respectively)	0.3	0.3
Capital in excess of par value	161.7	167.8
Notes receivable from officers, including accrued interest	—	(1.1)
Accumulated deficit	(194.4)	(216.8)
Accumulated other comprehensive income	1.2	1.1
Total shareholders’ deficit	(31.2)	(48.7)
Total liabilities and shareholders’ deficit	$163.1	$212.7

AFC Enterprises, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	13/12 Weeks Ended		53/52 Weeks Ended
	12/31/2006	12/25/2005	12/31/2006	12/25/2005
Revenues:
Sales by company- operated restaurants	$18.4	$10.8	$65.2	$60.3
Franchise revenues	20.5	18.3	82.6	77.5
Other revenues	1.1	1.4	5.2	5.6
Total revenues	40.0	30.5	153.0	143.4

Expenses:
Restaurant employee, occupancy and other expenses	9.5	5.8	33.7	30.5
Restaurant food, beverages and packaging	6.1	3.4	21.3	20.6
General and administrative expenses	12.4	19.5	48.1	68.7
Depreciation and amortization	1.5	1.9	6.4	7.3
Other expenses (income), net	0.4	1.1	(1.8)	23.2
Total expenses	29.9	31.7	107.7	150.3

Operating profit (loss)	10.1	(1.2)	45.3	(6.9)
Interest expense, net	2.2	2.5	11.1	6.8

Income (loss) before income taxes and discontinued operations	7.9	(3.7)	34.2	(13.7)
Income tax expense (benefit)	2.3	(0.7)	12.0	(5.3)

Income (loss) before discontinued operations	5.6	(3.0)	22.2	(8.4)
Discontinued operations, net of income taxes	—	1.5	0.2	158.0

Net income	$5.6	$(1.5)	$22.4	$149.6

Basic earnings per common share:

Income (loss) before discontinued operations	$0.19	$(0.10)	$0.75	$(0.29)
Discontinued operations, net of income taxes	—	0.05	0.01	5.43
Net income	$0.19	$(0.05)	$0.76	$5.14

Diluted earnings per common share:
Income (loss) before discontinued operations	$0.19	$(0.10)	$0.74	$(0.29)
Discontinued operations, net of income taxes	—	0.05	0.01	5.43
Net income	$0.19	$(0.05)	$0.75	$5.14

AFC Enterprises, Inc.
Consolidated Statements of Cash Flows
(In millions)

	2006	2005
Cash flows provided by (used in) operating activities:

Net income	$22.4	$149.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	(0.2)	(158.0)
Depreciation and amortization	6.4	7.3
Asset write downs	0.1	5.8
Net gain on sales of assets	(2.3)	(1.4)
Deferred income taxes	2.2	9.3
Non-cash interest, net	0.4	1.7
Provision for credit losses	(0.3)	(0.3)
Excess tax benefits from stock-based compensation	(1.8)	—
Stock-based compensation expense	3.4	2.9
Change in operating assets and liabilities, exclusive of opening VIE balances:
Accounts receivable	2.0	(2.9)
Prepaid income taxes	25.8	(69.2)
Other operating assets	(0.4)	5.1
Accounts payable and other operating liabilities	(9.0)	(15.2)
Net cash provided by (used in) operating activities of continuing operations	48.7	(65.3)
Net cash (used in) operating activities of discontinued operations	—	(7.4)

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(7.0)	(4.2)
Proceeds from dispositions of property and equipment	4.3	3.1
Property insurance proceeds	3.5	—
Proceeds relating to the sale of discontinued operations, net	—	367.6
Acquisition of franchised restaurants	(9.3)	(2.2)
Purchases of short-term investments	(5.9)	(275.0)
Sales and maturities of short-term investments	36.7	244.2
Proceeds from notes receivable	0.8	1.2
Issuances of notes receivable	—	(0.3)
Other, net	—	—
Net cash provided by investing activities	23.1	334.4

Cash flows provided by (used in) financing activities:
Proceeds from 2005 Credit Facility	—	190.0

Principal payments - 2005 Credit Facility (term loans)	(59.5)	(0.5)
Principal payments - 2002 Credit Facility, net	—	(90.3)
Principal payments — other notes (including VIEs)	(1.3)	(0.1)
Special cash dividend	(0.7)	(350.8)
Stock repurchases	(24.4)	(15.4)
Proceeds from exercise of employee stock options	10.7	17.5
Excess tax benefits from stock-based compensation	1.8	—
Decrease in bank overdrafts, net	—	(6.4)
(Increase) decrease in restricted cash	0.7	(3.8)
Debt issuance costs	(0.1)	(3.7)
Other, net	(0.5)	(3.0)
Net cash (used in) financing activities	(73.3)	(266.5)

Net (decrease) in cash and cash equivalents	(1.5)	(4.8)
Cash and cash equivalents at beginning of year	8.2	13.0
Cash and cash equivalents at end of year	$6.7	8.2

			Year to	Year to
	Q4 Ended	Q4 Ended	Date	Date
	12/31/06	12/25/05	12/31/06	12/25/05
Total Same-Store Sales
Company-operated	(7.6%)	25.0%	9.0%	6.5%
Franchised (a)	(3.0%)	6.4%	1.3%	3.2%
Total Domestic	(3.1%)	6.9%	1.6%	3.3%
International (b)	0.8%	(5.8%)	(3.2%)	(4.2%)
Total Global	(2.8%)	5.8%	1.1%	2.6%
Total Franchised (a and b)	(2.6%)	5.4%	0.9%	2.5%

New Unit Openings
Company-operated	2	0	3	1
Franchised	34	30	97	71
Total Domestic	36	30	100	72
International	14	13	42	51
Total Global	50	43	142	123

Unit Count
Company-operated	56	32	56	32
Franchised	1,503	1,451	1,503	1,451
Total Domestic	1,559	1,483	1,559	1,483
International	319	345	319	345
Total Global	1,878	1,828	1,878	1,828
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the year ending December 31, 2007 (including the Company’s assumptions for such performance and expected levels of costs and expenses to be incurred during the three months ending March 31, 2007 and the year ending December 31, 2007), anticipated new openings and closures, levels of general and administrative expenses and anticipated insurance recoveries. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Hurricane Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2006 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward- looking statements.